As filed with the Securities and Exchange Commission on June 22, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AmpliPhi Biosciences Corporation

(Exact name of registrant as specified in its charter)

Washington	91-1549568
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3579 Valley Centre Drive, Suite 100

San Diego, California 92130

(Address of Principal Executive Offices) (Zip Code)

AmpliPhi Biosciences Corporation 2016 Equity Incentive Plan
AmpliPhi Biosciences Corporation 2016 Employee Stock Purchase Plan

(Full titles of the plans)

M. Scott Salka

Chief Executive Officer

AmpliPhi Biosciences Corporation

3579 Valley Centre Drive, Suite 100

San Diego, California 92130

(Name and address of agent for service)

(858) 829-0829

(Telephone number, including area code, of agent for service)

Copies to:

M. Scott Salka AmpliPhi Biosciences Corporation 3579 Valley Centre Drive, Suite 100 San Diego, California 92130 (858) 829-0829	Thomas A. Coll, Esq. Matthew T. Browne, Esq. Cooley LLP 4401 Eastgate Mall San Diego, California 92121 (858) 550-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock (par value $0.01 per share)
2016 Equity Incentive Plan	2,373,000 shares(3)	$1.74	$4,129,020	$415.80
2016 Employee Stock Purchase Plan	120,000 shares(4)	$1.74	$208.800	$21.03
Total	2,493,000 shares	—	$4,337,820	$436.83

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s Common Stock (“Common Stock”) that become issuable under the AmpliPhi Biosciences Corporation 2016 Equity Incentive Plan (the “2016 Plan”) or AmpliPhi Biosciences Corporation 2016 Employee Stock Purchase Plan (“ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	This estimate is made pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of our Common Stock on June 16, 2016, as reported on the NYSE MKT.

(3)	Such maximum number of shares reserved for issuance under the 2016 Plan consists of (1) 1,000,000 newly reserved shares and (2) the number of unallocated shares remaining available for the grant of new awards under the AmpliPhi Biosciences Corporation 2013 Stock Incentive Plan (the “2013 Plan”) as of the effective date of the 2016 Plan and (3) the shares subject to outstanding stock awards granted under the 2013 Plan, the 2009 Targeted Genetics Stock Incentive Plan and the AmpliPhi Biosciences Corporation 2012 Stock Incentive Plan (collectively, the “Prior Plans”) that would have otherwise returned to the share reserve of the Prior Plans (such as upon the expiration or termination of an option prior to exercise). No further grants will be made under the Prior Plans. The 2016 Plan provides that an additional number of shares will automatically be added to the shares authorized for issuance under the 2016 Plan on January 1st of each calendar year, from January 1, 2017 through and including January 1, 2026. The number of shares added each year will be equal to 5% of the total number of shares of the registrant’s capital stock outstanding on December 31st of the preceding calendar year, or a lesser number of shares determined by the registrant’s board of directors (the “Board”).

(4)	Represents 120,000 shares of Common Stock reserved for future grant under the ESPP. The ESPP provides that an additional number of shares will automatically be added to the shares authorized for issuance under the ESPP on January 1st of each calendar year, from January 1, 2017 through and including January 1, 2026. The number of shares of Common Stock added each year will be equal to the least of: (a) 1% of the total number of shares of the registrant’s capital stock outstanding on December 31st of the preceding calendar year; (b) 300,000 shares; or (c) a number determined by the Board that is less than (a) and (b).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with this Registration Statement.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the registrant with the Securities and Exchange Commission (the “SEC”) are incorporated by reference into this Registration Statement:

(a) the registrant’s latest annual report on Form 10-K filed pursuant to sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that contains audited financial statements for the registrant’s latest fiscal year for which such statements have been filed;

(b) all other reports filed pursuant to sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above; and

(c) the description of the registrant’s common stock, which is contained in a registration statement on Form 8-A (File No. 001-37544) filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the registrant pursuant to sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The registrant is incorporated under the laws of the State of Washington. Sections 23B.08.510 and 23B.08.570 of the Washington Business Corporation Act authorize Washington corporations to indemnify directors and officers under certain circumstances against expenses (including legal expenses) and liabilities incurred in legal proceedings in which they are involved by reason of being a director or officer, as applicable. Section 23B.08.560 of the Washington Business Corporation Act authorizes a corporation, if authorized by its articles of incorporation or by a provision in the corporation’s bylaws approved by its shareholders, to indemnify or agree to indemnify a director made a party to a proceeding, or obligate itself to advance or reimburse expenses incurred in a proceeding, without regard to the limitations imposed by Sections 23B.08.510 through 23B.08.550; provided that no such indemnity shall indemnify any director from or on account of (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law, (b) conduct of the director finally adjudged to be in violation of Section 23B.08.310 of the Washington Business Corporation Act (which section relates to unlawful distributions) or (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property or services to which the director was not legally entitled.

Article 11 of the registrant’s articles of incorporation, provides that, to the fullest extent that the Washington Business Corporation Act permits the limitation or elimination of the liability of a director, a director shall not be liable to the registrant or its shareholders for monetary damages for conduct as a director. Section 10 of the registrant’s amended and restated bylaws requires the registrant to indemnify every present or former director or officer against expenses, liabilities and losses incurred in connection with serving as a director or officer, as applicable, and to advance expenses of such director or officer incurred in defending any proceeding covered by the indemnity.

The registrant maintains a policy of directors’ and officers’ liability insurance that insures the directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances. The registrant has also entered into indemnification agreements with its executive officers and directors that provide for the indemnification of directors and executive officers to the fullest extent permitted by the Washington Business Corporation Act against expenses reasonably incurred by such persons in any threatened, pending or completed action, suit, investigation or proceeding in connection with their service as (i) a director or officer or (ii) a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, at the registrant’s request. In addition, the indemnification agreements provide the registrant with the obligation to advance expenses under certain circumstances and provide for procedural protections, including a determination by a reviewing party as to whether the indemnitee is permitted to be indemnified under applicable law. In addition, the registrant acknowledges that it will be the indemnitor of first resort should the indemnitee have rights to indemnification provided by other persons.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index on the page immediately following the signature page to this registration statement for a list of exhibits filed as part of this registration statement, which Exhibit Index is incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on June 22, 2016.

AmpliPhi Biosciences Corporation

By:	/s/ M. Scott Salka
M. Scott Salka
Chief Executive Officer

POWER OF ATTORNEY

Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints M. Scott Salka and Steven R. Martin, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ M. Scott Salka M. Scott Salka	Chief Executive Officer and Member of the Board of Directors (Principal Executive Officer)	June 22, 2016

/s/ Steve R. Martin Steve R. Martin	Chief Financial Officer (Principal Financial and Accounting Officer)	June 22, 2016

/s/ Wendy Johnson Wendy Johnson	Interim Chief Operating Officer and Member of the Board of Directors	June 22, 2016

/s/ Jeremy Curnock Cook Jeremy Curnock Cook	Chairman of the Board of Directors	June 22, 2016

/s/ Louis Drapeau Louis Drapeau	Member of the Board of Directors	June 22, 2016

/s/ Michael S. Perry, Ph.D. Michael S. Perry, Ph.D.	Member of the Board of Directors	June 22, 2016

/s/ Vijay B. Samant Vijay B. Samant	Member of the Board of Directors	June 22, 2016

/s/ Paul C. Grint, M.D. Paul C. Grint, M.D.	Member of the Board of Directors	June 22, 2016

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Articles of Incorporation of the registrant, as amended (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q, filed on November 16, 2015).

4.2	Amended and Restated Bylaws of the registrant, as amended (incorporated by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q, filed on November 16, 2015).

4.3	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form 10 (File No. 000-23930), filed December 16, 2013, as amended).

4.4	Form of Warrant to Purchase Shares of Common Stock issued to purchasers in June 2013, July 2013 and December 2013 in connection with private placements (incorporated by reference to Exhibit 4.2 to the Registration Statement on Form 10 (File No. 000-23930), filed December 16, 2013, as amended).

4.5	Subscription Agreement to Purchase Series B Preferred Stock and Common Stock Warrants, dated June 26, 2013 (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form 10 (File No. 000-23930), filed December 16, 2013, as amended).

4.6	Registration Rights Agreement, dated December 16, 2013, by and among the registrant and certain purchasers of the registrant’s Common Stock (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form 10 (File No. 000-23930), filed December 16, 2013, as amended).

4.7	Subscription Agreement to Purchase Common Stock and Warrants, dated December 16, 2013 (incorporated by reference to Exhibit 4.5 to the Registration Statement on Form 10 (File No. 000-23930), filed December 16, 2013, as amended).

4.8	Subscription Agreement to Purchase Common Stock and Warrants, dated March 10, 2015 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed March 19, 2015).

4.9	Form of Common Stock Warrant issued to purchasers in March 2015 private placement (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K, filed March 19, 2015).

4.10	Registration Rights Agreement, dated March 10, 2015, by and among the registrant and certain purchasers of the registrant’s Common Stock (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K, filed March 19, 2015).

4.11	Form of Amendment to Warrants to Purchase Shares of Common Stock issued to purchasers in June 2013, July 2013 and December 2013 in connection with private placements (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K, filed on May 15, 2015).

4.12	Form of Warrant to Purchase Shares of Common Stock issued in connection with the registrant’s acquisition of Biocontrol Ltd in December 2011 (incorporated by reference to Exhibit 4.11 to the Annual Report on Form 10-K, filed on March 30, 2016).

4.13	Form of Warrant to Purchase Shares of Common Stock issued in connection with the issuance of convertible notes of the registrant in February 2013, March 2013, April 2013 and May 2013 (incorporated by reference to Exhibit 4.12 to the Annual Report on Form 10-K, filed on March 30, 2016).

4.14	Form of Warrant to Purchase Shares of Common Stock issued in connection with the registrant’s acquisition of certain assets of Novolytics Limited in February 2016 (incorporated by reference to Exhibit 4.13 to the Annual Report on Form 10-K, filed on March 30, 2016).

4.15	Stock Issuance Agreement, dated as of March 29, 2013, by and between the registrant and Intrexon Corporation (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form 10 (File No. 000-23930), filed December 16, 2013, as amended).

4.15	Common Stock Issuance Agreement, dated April 8, 2016, by and among the registrant and the persons and entities listed on Exhibit A thereto (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, filed April 8, 2016).

4.16	Form of Warrant to Purchase Common Stock issued to purchasers in May 2016 registered direct offering (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, filed June 1, 2016).

5.1	Opinion of Cooley LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

99.1	AmpliPhi Biosciences Corporation 2016 Equity Incentive Plan.

99.2	Form of Stock Option Grant Notice, Option Agreement and Notice of Exercise under the AmpliPhi Biosciences Corporation 2016 Equity Incentive Plan.

99.3	AmpliPhi Biosciences Corporation 2016 Employee Stock Purchase Plan.